Exhibit 99.1
NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com

CR-08-15
THE GEO GROUP REPORTS SECOND QUARTER 2008 RESULTS
•	2Q GAAP Income from Continuing Operations Increased to $14.5 Million — $0.28 EPS

•	2Q Pro-Forma Income from Continuing Operations Increased to $15.9 Million — $0.31 EPS

•	2Q Revenue Increased to $281.5 Million from $257.3 Million

•	Announces Three New and Expanded Projects Totaling Approximately 2,145 New Beds

•	Provides Revised 2008 Financial Guidance; Reflects 20% Increase from 2007 Earnings
Boca Raton, Fla. — August 7, 2008 — The GEO Group (NYSE: GEO) (“GEO”) today reported second quarter and year-to-date 2008 financial results. GEO reported second quarter 2008 GAAP income from continuing operations of $14.5 million, or $0.28 per share, based on 51.8 million diluted weighted average shares outstanding compared to $12.3 million, or $0.24 per share, based on 51.6 million diluted weighted average shares outstanding in the second quarter of 2007. For the first half of 2008, GEO reported GAAP income from continuing operations of $27.0 million, or $0.52 per share, based on 51.8 million diluted weighted average shares outstanding compared to $17.2 million, or $0.37 per share, based on 46.6 million diluted weighted average shares outstanding for the first half of 2007.
Second quarter 2008 pro forma income from continuing operations increased to $15.9 million, or $0.31 per share, based on 51.8 million diluted weighted average shares outstanding from pro forma income from continuing operations of $13.4 million, or $0.26 per share, based on 51.6 million diluted weighted average shares outstanding in the second quarter of 2007. For the first half of 2008, pro forma income from continuing operations increased to $29.7 million, or $0.57 per share, on 51.8 million diluted weighted average shares outstanding from pro forma income from continuing operations of $22.3 million, or $0.47 per share, based on 46.6 million diluted weighted average shares outstanding for the first half of 2007.
George C. Zoley, Chairman and Chief Executive Officer of GEO, said: “We are pleased with our second quarter earnings results which reflect strong performance from our three business units. In addition to the new projects announced this morning, our organic growth pipeline remains strong with projects totaling more than 9,300 beds under development, including projects we activated in the first half of the year, representing more than $145 million in combined annual operating revenues.”
Pro forma income from continuing operations excludes the items set forth in the table below, which presents a reconciliation of pro forma income from continuing operations to GAAP income from continuing operations for the second quarter and first six months of 2008. Please see the section of this press release below entitled “Important Information on GEO’s Non-GAAP Financial Measures” for information on how GEO defines pro forma income from continuing operations.

Table 1. Reconciliation of Pro Forma Income from Continuing Operations to GAAP Income from Continuing Operations

(In thousands except per share data)	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	29-Jun-08	1-Jul-07	29-Jun-08	1-Jul-07
Income from continuing operations	$14,465	$12,259	$27,045	$17,241
Start-up/transition expenses, net of tax	1,407	1,163	2,455	2,085
International bid and proposal expenses, net of tax	49	—	195	—
Write of deferred financing fees, net of tax	—	—	—	2,972

Pro forma income from continuing operations	$15,921	$13,422	$29,695	$22,298

Diluted earnings per share
Income from Continuing Operations, net of tax	$0.28	$0.24	$0.52	$0.37
Start-up/transition expenses, net of tax	0.03	0.02	0.05	0.04
International bid and proposal expenses, net of tax	—	—	—	—
Write of deferred financing fees, net of tax	—	—	—	0.06

Diluted pro forma earnings per share	$0.31	$0.26	$0.57	$0.47

Weighted average common shares outstanding	51,837	51,592	51,782	46,577
Revenue
GEO reported second quarter 2008 revenue of $281.5 million compared to $257.3 million in the second quarter of 2007. Exclusive of pass-through construction revenues, GEO reported second quarter 2008 operating revenues of $250.1 million compared to $231.0 million for the second quarter of 2007. U.S. Corrections revenue for the second quarter of 2008 increased to $184.6 million from $169.0 million for the second quarter of 2007. International Services revenue for the second quarter of 2008 increased to $35.6 million from $33.3 million for the second quarter of 2007. GEO Care revenue for the second quarter of 2008 increased to $29.8 million from $28.6 million for the second quarter of 2007.
For the first half of 2008, GEO reported revenue of $555.6 million compared to $493.4 million for the first half of 2007. Exclusive of pass-through construction revenues, GEO reported operating revenues of $494.6 million for the first half of 2008 compared to $445.4 million for the first half of 2007. U.S. Corrections revenue for the first half of 2008 increased to $364.0 million from $333.4 million for the first half of 2007. International Services revenue for the first half of 2008 increased to $70.3 million from $62.2 million for the first half of 2007. GEO Care revenue for the first half of 2008 increased to $60.3 million from $49.8 million for the first half of 2007.
Adjusted EBITDA
Second quarter 2008 Adjusted EBITDA increased to $40.4 million from $37.2 million in the second quarter of 2007. Adjusted EBITDA for the first half of 2008 increased to $76.6 million from $66.6 million for the first half of 2007. Please see the section of this press release below entitled “Important Information on GEO’s Non-GAAP Financial Measures” for information on how GEO defines Adjusted EBITDA.
The following table presents a reconciliation from Adjusted EBITDA to GAAP Net income for the second quarter and first six months of 2008.

Table 2. Reconciliation from Adjusted EBITDA to GAAP Net Income

(In thousands)	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	29-Jun-08	1-Jul-07	29-Jun-08	1-Jul-07
Net income	$14,199	$12,367	$26,606	$17,630
Discontinued operations	266	(108)	439	(389)
Interest expense, net	4,924	7,633	10,656	15,458
Income tax provision	9,100	6,935	16,116	10,003
Depreciation and amortization	9,457	8,470	18,529	15,749

EBITDA	$37,946	$35,297	$72,346	$58,451

Adjustments, pre-tax
Start-up/transition expenses	2,328	1,877	3,985	3,365
International bid and proposal expenses	81	—	312	—
Write of deferred financing fees	—	—	—	4,794

Adjusted EBITDA	$40,355	$37,174	$76,643	$66,610

Adjusted Free Cash Flow
Adjusted Free Cash Flow for the second quarter of 2008 decreased to $18.6 million from $19.4 million for the second quarter of 2007. Adjusted Free Cash Flow for the first half of 2008 increased to $44.8 million from $34.0 million for the first half of 2007. Please see the section of this press release below entitled “Important Information on GEO’s Non-GAAP Financial Measures” for information on how GEO defines Adjusted Free Cash Flow.
The following table presents a reconciliation from Adjusted Free Cash Flow to GAAP income from continuing operations for the second quarter and first six months of 2008.
Table 3. Reconciliation of Adjusted Free Cash Flow to GAAP Income from Continuing Operations

(In thousands)	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	29-Jun-08	1-Jul-07	29-Jun-08	1-Jul-07
Income from Continuing Operations	$14,465	$12,259	$27,045	$17,241
Depreciation and Amortization	9,457	8,470	18,529	15,749
Income Tax Provision	9,100	6,935	16,116	10,003
Income Taxes Paid	(15,378)	(8,101)	(18,206)	(13,717)
Stock Based Compensation Included in G&A	821	780	1,803	1,354
Maintenance Capital Expenditures	(2,481)	(2,901)	(5,117)	(5,297)
Equity in Earnings of Affiliates, Net of Income Tax	(611)	(506)	(1,231)	(889)
Minority Interest	100	100	202	191
Amortization of Debt Costs and Other Non-Cash Interest	671	519	1,335	1,195
Write-off of Deferred Financing Fees	—	—	—	4,794
Start-up/transition expenses	2,328	1,877	3,985	3,365
International bid and proposal expenses	81	—	312	—

Adjusted Free Cash Flow	$18,553	$19,432	$44,773	$33,989

2008 Revised Financial Guidance; Reflects 20% Increase from 2007 Earnings
Despite strong operational and financial performance by GEO’s three business units in the first half of 2008 and the continued strong demand in GEO’s primary market segments, GEO is revising its guidance for the second half of 2008 primarily due to revised ramp-up and intake schedules for the five new GEO facilities opening between the third and fourth quarter of 2008 and the temporary impact of these five facility openings on neighboring GEO facilities.
During the third quarter of 2008, GEO expects to begin the intake of detainees and offenders at the 625-bed Northeast New Mexico Detention Facility in Clayton, New Mexico and at the 1,100-bed Joe Corley Detention Center in Conroe, Texas. During the fourth quarter of 2008, GEO expects to begin the intake of detainees and offenders at the 1,500-bed Rio Grande Detention Center in Laredo, Texas; the 500-bed expansion of the 1,000-bed East Mississippi Correctional Facility in Mississippi; and the 654-bed Maverick County Detention Facility in Maverick, Texas.
GEO now believes that because of revised ramp-up and intake schedules, GEO’s five new facilities opening between the third quarter and fourth quarter of 2008 will take longer to achieve normalized profitability. Furthermore, GEO believes that the revised ramp-up and intake schedules for these five new facilities may lead to a temporary population census reduction at GEO’s existing neighboring facilities until the new facilities achieve full occupancy and the existing neighboring facilities are repopulated with other offenders and detainees.
During this transition period, GEO will add significant bed capacity for federal clients in Texas and for the state Department of Corrections in New Mexico. This added capacity will result in shifts in inmate and detainee populations by those clients, which may temporarily affect the population levels of neighboring facilities, including GEO’s existing neighboring facilities. GEO expects its existing neighboring facilities to return to normal occupancy levels once GEO’s clients achieve full occupancy at its new facilities by the end of 2008.
Primarily as a result of these factors, GEO is revising its third quarter 2008 earnings guidance to a pro forma range of $0.32 to $0.34 per share based on estimated operating revenues in the range of $247 million to $253 million, exclusive of after-tax start-up expenses and pass-through construction revenues. During the third quarter of 2008, GEO expects to incur $0.08 per share in after-tax start-up expenses related to the activation of two new managed-only facilities totaling 1,700 beds and the hiring of staff for three additional facilities which will be activated in the fourth quarter of 2008.
GEO is revising its fourth quarter 2008 earnings guidance to a pro forma range of $0.34 to $0.36 per share based on estimated operating revenues in the range of $257 million to $263 million, exclusive of $0.02 per share in after-tax start-up expenses and pass-through construction revenues. GEO’s estimates for the fourth quarter of 2008 also exclude any potential impact from the anticipated restructuring of GEO’s existing credit facilities, which GEO expects to complete before the end of 2008.
GEO expects full-year 2008 earnings to be in a pro forma range of $1.23 to $1.27, exclusive of $0.15 per share in after-tax start-up expenses and after-tax international bid and proposal expenses, based on estimated operating revenues in the range of $1.0 billion to $1.01 billion, exclusive of pass-through construction revenues. Although GEO’s 2008 guidance has been revised to reflect the aforementioned factors, GEO’s estimated earnings for 2008 reflect a 20 percent increase over GEO’s 2007 earnings results.
Business Development Update
GEO announced this morning plans to expand two existing facilities and build one new prison facility for a total of approximately 2,145 new beds. In Tacoma, Washington, GEO announced plans for a 545-bed expansion to the 1,030-bed Northwest Detention Center, which will increase the Center’s total capacity to 1,575 beds. The Center currently houses immigration detainees under contract with U.S. Immigration and Customs Enforcement. GEO expects the expansion to cost approximately $40.0 million and to be completed in September 2009. On July 16, 2008, U.S. Immigration and Customs Enforcement issued a Sources Sought Notice to provide and operate a detention facility capable of housing up to 1,575 detained aliens within a 30 mile radius of the Seattle-Tacoma International Airport.

In Broward County, Florida, GEO announced plans for a 100-bed expansion to the 600-bed Broward Transition Center, which will increase the Center’s total capacity to 700 beds. The Center currently houses immigration detainees under contract with U.S. Immigration and Customs Enforcement. GEO expects the expansion to cost approximately $5.0 million and to be completed in the fourth quarter of 2009. On July 30, 2008, U.S. Immigration and Customs Enforcement issued a Sources Sought Notice for a detention facility capable of housing up to a maximum of 700 non-criminal alien detainees within a 50 mile radius of the U.S. Immigration and Customs Enforcement Miami Field Office located in Plantation, Florida.
In Comanche County, Oklahoma, GEO announced plans to develop a new company-owned correctional facility designed for use by the state of Oklahoma or by other state and federal agencies. GEO expects the all-cell correctional facility, which will have a total capacity of approximately 1,500 beds, to cost approximately $100.0 million and to be completed by the end of 2009.
Conference Call Information
GEO has scheduled a conference call and simultaneous webcast at 2:00 PM (Eastern Time) today to discuss GEO’s second quarter 2008 financial results as well as its progress and outlook. The call-in number for the U.S. is 1-866-761-0748 and the international call-in number is 1-617-614-2706. The participant pass-code for the conference call is 37418631. In addition, a live audio webcast of the conference call may be accessed on the Conference Calls/Webcasts section of GEO’s investor relations home page at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephonic replay of the conference call will be available until September 7, 2008 at 1-888-286-8010 (U.S.) and 1-617-801-6888 (International). The pass-code for the telephonic replay is 43315677. GEO will discuss Non-GAAP (“Pro Forma”) basis information on the conference call. A reconciliation from Non-GAAP (“Pro Forma”) basis information to GAAP basis results may be found on the Conference Calls/Webcasts section of GEO’s investor relations home page at www.thegeogroupinc.com.
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 66 correctional and residential treatment facilities with a total design capacity of approximately 62,000 beds, including projects under development.
Important Information on GEO’s Non-GAAP Financial Measures
Pro forma income from continuing operations, Adjusted EBITDA, and Adjusted Free Cash Flow are non-GAAP financial measures. Pro forma income from continuing operations is defined as income from continuing operations excluding start-up/transition expenses, international bid and proposal expenses, and deferred financing fees as set forth in Table 1 above. Adjusted EBITDA is defined as EBITDA excluding start-up/transition expenses, international bid and proposal expenses, and deferred financing fees as set forth in Table 2 above. Adjusted Free Cash Flow is defined as income from continuing operations after giving effect to the items set forth in Table 3 above. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measurements of these items is included above in Tables 1, 2, and 3, respectively. GEO believes that these financial measures are important operating measures that supplement discussion and analysis of GEO’s financial results derived in accordance with GAAP. These non-GAAP financial measures should be read in conjunction with GEO’s consolidated financial statements and related notes included in GEO’s filings with the Securities and Exchange Commission.
Safe-Harbor Statement
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to meet its financial guidance for 2008 given the various risks to which its business is exposed; (2) the risk that the projected population reduction at the facilities neighboring GEO’s five new facilities will last longer than expected; (3) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (4) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (5) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (6) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (7) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (8) GEO’s ability to obtain future financing on acceptable terms; (9) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (10) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

Second quarter and six months financial tables to follow:
THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED
JUNE 29, 2008 AND JULY 1, 2007
(In thousands, except per share data)
(UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Revenues	$281,539	$257,283	$555,599	$493,377
Operating expenses	226,247	206,651	449,401	400,035
Depreciation and amortization	9,457	8,470	18,529	15,749
General and administrative expenses	17,857	15,741	34,881	30,795

Operating income	27,978	26,421	52,788	46,798
Interest income	1,947	1,000	3,702	4,240
Interest expense	(6,871)	(8,633)	(14,358)	(19,698)
Write off of deferred financing fees from extinguishment of debt	—	—	—	(4,794)

Income before income taxes, minority interest, equity in earnings of affiliate and discontinued operations	23,054	18,788	42,132	26,546
Provision for income taxes	9,100	6,935	16,116	10,003
Minority interest	(100)	(100)	(202)	(191)
Equity in earnings of affiliate, net of income tax expense of $300, $223, $543 and $433	611	506	1,231	889

Income from continuing operations	14,465	12,259	27,045	17,241
Income (loss) from discontinued operations, net of tax expense (benefit) of $(169), $69, $(279) and $251	(266)	108	(439)	389

Net income	$14,199	$12,367	$26,606	$17,630

Weighted-average common shares outstanding:
Basic	50,506	50,091	50,429	45,115

Diluted	51,837	51,592	51,782	46,577

Income per common share:
Basic:
Income from continuing operations	$0.29	$0.25	$0.54	$0.38
Income (loss) from discontinued operations	(0.01)	—	(0.01)	0.01

Net income per share-basic	$0.28	$0.25	$0.53	$0.39

Diluted:
Income from continuing operations	$0.28	$0.24	$0.52	$0.37
Income (loss) from discontinued operations	(0.01)	—	(0.01)	0.01

Net income per share-diluted	$0.27	$0.24	$0.51	$0.38

The GEO Group, Inc.
Operating Data

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
*Revenue-producing beds	51,389	49,775	51,389	49,775
*Compensated man-days	4,510,553	4,348,798	8,965,621	8,635,166
*Average occupancy[1]	97.0%	96.5%	97.0%	97.1%

*	Includes International Services and GEO Care

[1] Does not include GEO’s idle facilities.

THE GEO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 29, 2008 AND DECEMBER 30, 2007
(In thousands)

	June 29, 2008	December 30, 2007
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$41,075	$44,403
Restricted cash	13,191	13,227
Accounts receivable, less allowance for doubtful accounts of $325 and $445	194,233	172,291
Deferred income tax asset	19,705	19,705
Other current assets	16,957	14,892

Total current assets	285,161	264,518

Restricted Cash	14,876	20,880
Property and Equipment, Net	832,915	783,612
Assets Held for Sale	1,267	1,265
Direct Finance Lease Receivable	45,571	43,213
Deferred income tax assets, net	4,918	4,918
Goodwill and Other Intangible Assets, Net	36,348	37,230
Other Non Current Assets	37,789	36,998

	$1,258,845	$1,192,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$56,522	$48,661
Accrued payroll and related taxes	37,166	34,766
Accrued expenses	78,265	85,528
Current portion of capital lease obligations, long-term debt and non-recourse debt	18,875	17,477

Total current liabilities	190,828	186,432

Deferred Income Tax Liability	223	223
Minority Interest	1,731	1,642
Other Non Current Liabilities	31,205	30,179
Capital Lease Obligations	15,461	15,800
Long-Term Debt	338,350	305,678
Non-Recourse Debt	122,448	124,975
Total shareholders’ equity	558,599	527,705

	$1,258,845	$1,192,634